Exhibit (b)(10)

NORTHERN FUNDS

(a Delaware statutory trust)

By-Law Amendment No. 9

Adopted August 20, 2015

This Amendment No. 9 (the “Amendment”) to the By-Laws of the Trust of Northern Funds (the “Trust”) amends, effective August 21, 2015 the Amended and Restated By-Laws of the Trust adopted on August 2, 2000, as amended (the “By-Laws”).

WHEREAS, on August 20, 2015, the Board of Trustees of the Trust and the Board of Trustees of the Multi-Manager Funds, including a majority of the disinterested Trustees of each Board, determined that it would be in the best interest of the shareholders of the Trust to rescind Amendment No. 5 to the By-Laws which added Article XI - Multi-Manager Series Trustees to the By-Laws;

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1. Amendment No. 5 is rescinded effective August 21, 2015.

2. Article XI- Multi-Manager Series Trustees is rescinded effective August 21, 2015.

3. Except as specifically amended by this Amendment, the By-Laws are hereby confirmed and remain in full force and effect.